10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.
Fund
Growth Fund

Security
Greenhill & Co Inc

Advisor
EIMCO

Transaction Date
11/7/2008

Cost
$5,700

Offering Purchase
0.16%

Broker
Goldman Sachs

Underwriting Syndicate Members
Goldman Sachs & Co
Banc of America Securities
Keefe Bruyette & Woods
Wachovia Securities Inc